Exhibit 3.6

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT.

MONOGRAM ORTHOPAEDICS INC.

CONVERTIBLE PROMISSORY NOTE

$[_]	Issue Date: December 21, 2018

FOR VALUE RECEIVED, Monogram Orthopaedics Inc., a Delaware corporation (the "Company"), hereby promises to pay [_] (the "Lender"), on demand made on or after December 31, 2019 (the "Maturity Date"), subject to the terms of this Convertible Promissory Note (this "Note"), the principal sum of [_], together with any then unpaid and accrued interest and other amounts payable hereunder. Interest shall accrue daily on and from the date hereof at an annual rate equal to six percent (6.00%) on the unpaid principal balance and shall be calculated based on a 360-day year for the actual number of days elapsed, but in no event shall the rate of interest exceed the maximum rate, if any, allowable under applicable law. This Note is issued as part of a series of similar convertible promissory notes issued on and after April 20, 2017 (each, a "Series Note" and collectively, the "Series Notes").

1.           Payment. All payments on account of principal and interest shall be made in lawful money of the United States of America at the principal office of the Lender, or such other place as the Lender may from time to time designate in writing to the Company. All payments by the Company under this Note shall be applied first to any fees and expenses due and payable hereunder, then to the accrued interest due and payable hereunder and the remainder, if any, to the outstanding principal.

2.           New Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, the Company will issue a new note, of like tenor and amount and dated the date to which any interest has been paid, in lieu of this lost, stolen, destroyed or mutilated Note, and in such event the Lender agrees to indemnify and hold harmless the Company in respect of any such lost, stolen, destroyed or mutilated Note.

3.           Prepayment. Principal and interest under this Note may not be prepaid, in whole or in part, without the written consent of Lender, which may be granted or withheld in Lender's sole and absolute discretion.

4.           Conversion of Note.

(a)          Mandatory Conversion of Note Upon Closing of Financing. If this Note remains outstanding upon the closing of a Financing (as hereinafter defined), then all of the principal amount outstanding under this Note and any accrued and unpaid interest thereon shall be converted automatically at the Conversion Price (as hereinafter defined) without further action of the Lender into shares of Equity Securities issued at such Financing. The term "Conversion Price" means an amount equal to the lesser of (i) eighty percent (80%) of the per share price paid in the Financing or (ii) the price equal to the quotient of the Valuation Cap (as defined below) divided by the aggregate number of outstanding shares of the Company's Common Stock as of immediately prior to the initial closing of the Financing (assuming full conversion or exercise of all convertible and exercisable securities then outstanding other than the Series Notes). The term "Valuation Cap" means $6,000,000. The term "Financing" means any equity financing for the account of the Company involving the issuance and sale of shares of Equity Securities which occurs on or before the Maturity Date and at which time the aggregate gross proceeds received by the Company (excluding any amounts from the conversion of any Series Notes and any other convertible notes previously issued by the Company) equals or exceeds $5,000,000. The Company shall give notice of a Financing to the Lender as soon as is practicable prior to the closing of said Financing, but in any case no later than 10 business days before any such Financing. The term "Equity Securities" means the class of the Company's Preferred Stock issued in the Financing. The Equity Securities issued upon conversion of the Series Notes shall be of the same class of Equity Securities purchased by investors in the Financing but shall be designated as a separate series of Equity Securities that shall have the same rights and preferences of the Equity Securities purchased by new purchasers in the Financing, except that the "Original Issue Price" of the series Equity Securities issued to holders of Series Notes, as set forth in the Company's then-current Certificate of Incorporation for the purposes of calculating liquidation preferences, conversion ratios, anti-dilution adjustments, dividends and the like, will be the Conversion Price. Additionally, the Lender shall receive (to the extent not otherwise provided under the Financing documents) pro rata participation rights with respect to all future equity issuances, subject to customary exceptions, such that the Lender shall have the right to participate in future equity issuances in an amount that permits it to maintain its fully-diluted ownership in the Company after each equity.

(b)          Cash in Lieu of Fractional Shares. No fractional share or interest of the Equity Securities shall be issued upon conversion of this Note. Instead of any fractional shares or interest of the Equity Security which would otherwise be issuable upon conversion of this Note, the Company shall pay to the holder of this Note a cash adjustment in respect of such fraction in an amount equal to the same fraction of the fair market value per share (as such value is determined in good faith by the Company's Board of Directors) of the Equity Security.

(c)          Maturity Date Before Financing. In the event that a Financing is not consummated prior to the Maturity Date, then at the Lender's option (exercisable in the Lender's sole and absolute discretion by the Lender's written notice delivered to the Company), the outstanding principal balance and all accrued and unpaid interest under this Note as of the Maturity Date shall be converted into a number of shares of Common Stock such that, immediately after such issuance, the number of shares of Common Stock so issued to the Lender, calculated on a fully diluted basis, equals the Common Ownership Percentage. "Common Ownership Percentage" means the percentage calculated as follows: (x) (i) the aggregate amount of principal and interest under this Note then outstanding, divided by (ii) $[_] multiplied by 15.75%. If a Financing is not consummated prior to the Maturity Date and the Lender does not elect to have the outstanding principal and interest converted into Common Stock in accordance with this Section 4(c), then all outstanding principal and interest under this Note shall be due and payable in full in cash on the Maturity Date.

(d)          Sale of the Company. Notwithstanding any provision of this Note to the contrary, in the event that the Company consummates a Sale of the Company (as defined below) prior to the conversion or repayment in full of this Note, (i) the Company will give the Lender at least 10 business days' prior written notice of the anticipated closing date of such Sale of the Company and (ii) at the closing of such Sale of the Company, in full satisfaction of the Company's obligations under this Note, the Company will pay the Lender an aggregate amount equal to the greater of (A) three (3) times the aggregate amount of principal and interest then outstanding under this Note or (B) the amount that the Lender would receive if this Note was converted into common stock of the Company immediately prior to the closing of such Sale of the Company at a price per share equal to 80% of the value of one share of common stock implied in the Sale of the Company. The term "Sale of the Company" means (x) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (y) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company's voting power is transferred; provided, however, that a Sale of the Company shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; or (z) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

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(e)          Cancellation or Replacement of Note. Upon the payment and/or conversion of the entire principal amount of this Note and the payment and/or conversion of the accrued interest thereon, this Note shall be returned to the Company for cancellation.

5.           Consent Rights. Until the payment and/or conversion of the entire principal amount of this Note and the payment and/or conversion of the accrued interest thereon, the Company shall not take any of the following actions without the prior written consent of the Lender (which may be granted or withheld in the Lender's discretion):

(a)          consummate any Sale of the Company or consent to the consummation of any Sale of the Company;

(b)          increase or decrease the total number of authorized shares of Common Stock of the Company, except in connection with any capital raising securities issuance (including, without limitation, any Financing);

(c)          pay compensation to any employee of the Company in excess of $180,000 per year;

(d)          declare or pay any dividends or make any other distributions to the holders of Common Stock of the Company;

(e)          change the authorized number of directors of the Company to more than five or less than three;

(f)          incur any future indebtedness in excess of $20,000 in the aggregate other than deferred expenses that the Company and payee thereof agree can be converted into convertible debt, however any additional indebtedness of any kind shall be expressly made subordinate to this Note; or

(g)          change the principal business of the Company or enter into a new line of business.

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6.           Equity Participation Right.

(a)          Certain Defined Terms.

(i)          “Excluded Securities” means (i) shares of common stock issued upon conversion of any preferred stock; (ii) shares of common stock issued pursuant to Monogram’s acquisition of an unaffiliated entity by merger, purchase of substantially all of the assets or other reorganization; (iii) shares of common stock and/or options to purchase common stock granted as equity compensation to officers, employees, directors, consultants or advisors pursuant to a stock grant, stock option or purchase plan or other employee stock incentive program approved by Monogram’s board of directors, provided that the aggregate amount of common stock covered by this subpart (iii) shall not exceed ten percent (10%) of the number of shares of common stock then outstanding; (iv) common stock issued in connection with a Qualified IPO; (v) shares of common stock or preferred stock issuable upon the conversion of any convertible debt that is outstanding as of the Effective Date; or (vi) shares of common stock issued by way of dividends, stock splits, or other distributions on outstanding shares of common stock.

(ii)         “New Securities” means any capital stock (or rights to acquire capital stock, including, without limitation, warrants, options and convertible debt) of Monogram other than Excluded Securities.

(iii)        “Qualified IPO” means the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock for the account of Monogram to the public in which the aggregate gross proceeds raised by Monogram equal or exceed $30,000,000.

(b)          Right. If Monogram proposes to offer or sell any New Securities, Monogram shall first offer an amount equal to ten percent (10%) of the New Securities to Lender pursuant to the following terms and procedures:

(i)          Monogram shall, prior to selling or otherwise issuing any New Securities, give written notice (the “Offer Notice”) to Lender, stating (i) Monogram’s bona fide intention to offer and sell such New Securities, (ii) the number of such New Securities to be offered and sold, and (iii) the price and terms upon which it proposes to offer and sell such New Securities.

(ii)         By notification to Monogram within thirty (30) days after the Offer Notice is received by Lender, Lender may elect to acquire, at the price and on the terms specified in the Offer Notice, up to ten percent (10%) of the New Securities ultimately sold or otherwise issued by Monogram.

(iii)        If Monogram does not consummate its sale of New Securities within ninety (90) days after the Offer Notice is received by Lender, or if Monogram offers the New Securities at a price less than, or otherwise on terms more favorable to any offeree than, those specified in the Offer Notice, then Lender’s rights under this Section 3(b) shall be deemed to be revived and no such New Securities shall be sold or otherwise issued by Monogram unless first reoffered to Lender in accordance with this Section 3(b).

(iv)        Termination. Lender’s rights under Section 3(b) shall continue in full force and effect until the consummation of a Qualified IPO.

7.           Representations of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Lender that:

(a)          The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

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(b)          Except for the authorization and issuance of securities issuable at the Financing, all corporate action has been taken on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Note, including all consents necessary from any existing lenders to the Company.

8.           Representations of the Lender. In connection with the transactions provided for herein, the Lender hereby represents and warrants to the Company that:

(a)          This Note constitutes the Lender's valid and legally binding obligation, enforceable in accordance with its terms.

(b)          The Lender acknowledges that this Note is issued to the Lender in reliance upon the Lender's representation to the Company that this Note is being acquired for investment for the Lender's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Lender has no present intention of selling, granting any participation in, or otherwise distributing the same.

(c)          The Lender acknowledges that it is able to fend for himself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in this Note.

(d)          The Lender is an "accredited investor" within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act").

(e)          The Lender understands that this Note is characterized as a "restricted security" under the Federal securities laws inasmuch as it is being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances.

9.           Subordination. By accepting this Note, the Lender agrees that all payments on account of the indebtedness, liabilities and other obligations of the Company to the Lender, including, without limitation, all amounts of principal, interest accrued hereon, and all other amounts payable by the Company to the Lender under this Note or in connection herewith shall be subordinated and subject in right of payment, to the extent and manner set forth herein, to the prior payment in full in cash or cash equivalents of the indebtedness, liabilities and other obligations of the Company under that certain $800,000 Secured Convertible Promissory Note issued by the Company to Pro-Dex, Inc., a Colorado corporation, on April 19, 2017, as the same amended from time to time.

10.          Default. Any of the following shall constitute an event of default under this Note:

(a)          the dissolution of the Company;

(b)          any petition in bankruptcy being filed by or against Company or any proceedings in bankruptcy, insolvency or under any other laws relating to the relief of debtors, being commenced for the relief or readjustment of any indebtedness of the Company, either through reorganization, composition, extension or otherwise, and which, in the case of any involuntary proceedings shall be acquiesced to by Company or shall continue for a period of sixty (60) days without being dismissed, discharged or bonded;

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(c)          the making by the Company of an assignment for the benefit of creditors;

(d)          the appointment of a receiver of any property of the Company which shall not be vacated or removed within sixty (60) days after appointment; or

(e)          any material breach by the Company of any provision of this Note that is not cured within thirty (30) days, including the failure to pay any amounts under this Note when due (without any cure period).

After the occurrence of any such event of default, the entire outstanding amount of principal and interest of this Note shall accelerate and become immediately due and payable upon demand by the Lender, and the Company shall pay all reasonable attorneys' fees and court costs incurred by the Lender in enforcing and collecting this Note.

11.          Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles.

12.          Miscellaneous.

(a)          All payments by the Company under this Note shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law.

(b)          The Company agrees to pay all expenses, including reasonable attorneys' fees and disbursements, incurred by the Lender in endeavoring to collect any amounts payable hereunder which are not paid when due or to otherwise enforce its rights hereunder.

(c)          No delay or omission on the part of the Lender in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Lender, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

(d)          The terms and provisions of this Note may be modified or amended only by a written instrument duly executed by the Company and the Required Holders. Any such modification or amendment shall modify and amend all of the Notes in the same manner and be binding on and effective against all of the holders of Series Notes then outstanding.

(e)          The Company and every endorser or guarantor of this Note, regardless of the time, order or place of signing, hereby waives presentment, demand, protest and notices of every kind and assents to any permitted extension of the time of payment and to the addition or release of any other party primarily or secondarily liable hereunder.

(f)          The Lender agrees that no stockholder, director or officer of the Company shall have any personal liability for the repayment of this Note.

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(g)          The Company's repayment obligation to the Lender under this Note shall be on parity with the Company's obligation to repay all other Series Notes. In the event that the Company is obligated to repay this Note and the other Series Notes and does not have sufficient funds to repay all of this Note and the other Series Notes in full, payment shall be made to the holders of this Note and the other Series Notes on a pro rata basis. The preceding sentence shall not, however, relieve the Company of its obligations to the hereunder.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed by its duly authorized officers as of the date first above written.

COMPANY

MONOGRAM ORTHOPAEDICS INC.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

LENDER

Name:
Title: